EXHIBIT 3.2
(Translation)
SHARE HANDLING REGULATIONS
NIPPON OIL CORPORATION

November 30, 1951	Adopted
December 26, 1991	Amended
July 29, 1998	Amended
October 1, 1999	Amended
April 1, 2000	Amended
December 4, 2000	Amended
October 26, 2001	Amended
June 27, 2002	Amended
April 1, 2003	Amended
June 27, 2003	Amended
June 29, 2006	Amended
January 5, 2009	Amended
July 3, 2009	Amended

SHARE HANDLING REGULATIONS
CHAPTER I. GENERAL PROVISIONS

Article 1.	(Purpose)
Matters concerning the administration of the shares of Nippon Oil Corporation (the “Company”) and the fees in connection with such, stipulated in the provisions of Article 11 of the Articles of Incorporation of the Company, shall be governed by these share handling regulations (the “Share Handling Regulations”), in addition to the provisions set forth by Japan Securities Depository Center, Inc (“JASDEC”) and the securities companies, trust banks and other account management institutions at which the Company’s shareholders hold their respective transfer accounts (“Securities Companies”).

Article 2.	(Shareholder Registry Administrator)
1.	The shareholder registry administrator (the “Shareholder Registry Administrator”) of the Company and the administration office thereof (the “Administration Office”) shall be as follows:
Shareholder Registry Administrator: The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Administration Office: The head office of The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo
2.	The Shareholder Registry Administrator shall administer cash payments with respect to the dividend of surplus and all other business which the Company has entrusted to the Shareholder Registry Administrator.
CHAPTER II. RECORDING IN THE REGISTER OF SHAREHOLDERS

Article 3.	(Recording in the Register of Shareholders)
1.	Entries shall be recorded in the Register of Shareholders pursuant to notices from JASDEC (excluding the notices set forth in Article 154, Paragraph 3 of Law Concerning Book-Entry Transfers of Corporate Bonds, Shares, etc. (the “Transfer Act”) (the “Individual Shareholder Notification”)).

2.	In addition to the preceding paragraph, entries shall be recorded in the Register of Shareholders without notice from JASDEC in the event of issuance of new shares, or as otherwise provided by laws and regulations.

3.	Entries in the Register of Shareholders shall be recorded using the letters and symbols specified by JASDEC.

Article 4.	(Notification Concerning Recorded Items in Register of Shareholders)
Each shareholder shall submit a notification of his or her name or corporate name and address through the Securities Companies and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change thereto.

Article 5.	(Notification of Statutory Agent)
Any parental authority, guardian or other statutory agent of shareholders shall submit a notification of his or her name or corporate name and addresses through the Securities Companies and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change thereto.

Article 6.	(Notification of Representative for Joint Shareholders)
Any shareholder who jointly owns shares shall designate one (1) representative and submit a notification of such representative’s name or corporate name through the Securities Companies and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change to such representative.

Article 7.	(Notification of Representative for Corporations)
Any shareholder that is a corporation shall designate one (1) representative and submit a notification of such representative’s name through the Securities Companies and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change to such representative.

Article 8.	(Notification of Address at which Shareholders Residing Abroad or their Statutory Agents will receive Notices)
Any shareholder residing abroad or his or her statutory agent shall appoint a standing proxy in Japan, or designate an address in Japan at which they will receive notices, and submit a notification of the name or corporate name and address of their standing proxy or the place at which notices are to be received through the Securities Companies and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change in such matters.

Article 9.	(Notifications made through JASDEC)
Notifications submitted to the Company by a shareholder or his or her statutory agent through the Securities Companies and JASDEC shall be deemed to have been made by such shareholder.

Article 10.	(Registered Pledgees of Shares)
The provisions in this Chapter shall be applied mutatis mutandis to registered pledgees of shares.

CHAPTER III. CONFIRMATION OF SHAREHOLDERS

Article 11.	(Confirmation of Shareholders)
1.	When exercising the rights as a shareholder, a shareholder shall submit documentation in the form stipulated by the Company evidencing that such rights are being exercised in accordance with such shareholder’s intent (the “Documentary Evidence”). However, if the Company is able to confirm that the shareholder’s rights are being exercised by the shareholder himself or herself, the Documentary Evidence will not be necessary.

2.	If a shareholder exercises shareholder rights against the Company through the Securities Companies and JASDEC, such rights will be considered to have been exercised by the shareholder himself or herself.

3.	If a shareholder exercises shareholder rights through an agent, such agent must submit a power of attorney either signed by the shareholder or with his or her name and seal affixed, in addition to the Documentary Evidence. The power of attorney must state the name or corporate name and address of the person to whom authority has been granted.

4.	The provisions of Paragraphs 1 and 2 above shall also apply to the agent in the preceding paragraph, mutatis mutandis.
CHAPTER IV. EXERCISE OF MINORITY SHAREHOLDERS’ RIGHTS

Article 12.	(Exercise of Minority Shareholders’ Rights)
In the event that a shareholder exercises the Minority Shareholders’ Rights which are set forth in Article 147, Paragraph 4 of the Transfer Act directly against the Company without involving the Securities Companies and JASDEC, such shareholder shall exercise his or her rights by submitting written documentation bearing the signature or the name and seal of the shareholder, together with a receipt for the Individual Shareholder Notification.
CHAPTER V. PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 13.	(Request for Purchase)
If any shareholder requests the Company to purchase those shares constituting less than one unit that he or she holds, such shareholder shall submit the request through the Securities Companies and JASDEC in accordance with the provisions set forth by JASDEC.

Article 14.	(Purchase Price)
1.	The purchase price per share for shares constituting less than one unit shall be the closing price of the shares of the Company on the Tokyo Stock Exchange on the day on which the request for purchase is received at the Administration Office of the Shareholder Registry Administrator set forth in Article 2 above. If no trading is conducted on such day, the purchase price shall be the price at which the shares of the Company are first traded subsequent thereto.
2.	The purchase price of shares constituting less than one unit shall be calculated by multiplying the purchase price per share stipulated in the preceding paragraph by the number of shares subject to the request for purchase.

Article 15.	(Payment of Purchase Price)
1.	Unless otherwise specified by the Company, the purchase price shall be paid by the Company to the applicant in accordance with the provisions set forth by JASDEC on the fourth business day from the day immediately following the day on which the purchase price is determined.

2.	When paying the purchase price in accordance with the preceding paragraph, the Company shall deduct those fees stipulated in Article 26 and consumption tax.

Article 16.	(Transfer of Shares Purchased)
The shares constituting less than one unit for which a request for purchase is made shall be transferred to the transfer account of the Company on the day on which procedures for the payment of the purchase price have been completed pursuant to the preceding Article 15.
CHAPTER VI. SALE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 17.	(Request for Sale)
If any shareholder requests the Company to sell him or her such number of shares constituting less than one unit that would constitute one unit if added to the shares constituting less than one unit already held by such shareholder (the “Request for Sale”), such shareholder shall submit the request through the Securities Companies and JASDEC in accordance with the provisions set forth by JASDEC.

Article 18.	(Effective Date of Request for Sale)
The Request for Sale of shares constituting less than one unit shall become effective on the day on which such request is received at the Administration Office of the Shareholder Registry Administrator.

Article 19.	(Request for Sale exceeding the Number of Treasury Shares)
Notwithstanding the provisions of the preceding Article 18, if the aggregate number of shares requested to be sold to shareholders pursuant to Requests for Sale in one day exceeds the number of treasury shares reserved by the Company to be transferred, no Request for Sale made on that day shall be effective.

Article 20.	(Suspension Period of Request for Sale)
1.	The Company shall suspend the acceptance of any Request for Sale during the periods commencing the tenth business day prior to the dates listed below and ending on such dates of each year:
(i)	March 31

(ii)	September 30

2.	In addition to the periods set forth in the preceding paragraph, the Company may set other periods during which the acceptance of the Request for Sale is suspended, if the Company or JASDEC deems it necessary.

Article 21.	(Sale Price)
1.	The sale price per share for shares constituting less than one unit shall be the closing price of the shares of the Company on the Tokyo Stock Exchange on the effective date of the Request for Sale. If no trading is conducted on such day, the sale price shall be the price at which the shares of the Company are first traded subsequent thereto.

2.	The sale price of shares constituting less than one unit shall be calculated by multiplying the sale price per share stipulated in the preceding paragraph by the number of shares for which the Request for Sale has been made.

Article 22.	(Transfer of Shares Sold)
The Company shall submit an application to transfer those treasury shares sold by the Company pursuant to a Request for Sale to the transfer account of the shareholder making the Request for Sale on the day on which the Company confirms that such shareholder has deposited, through the Securities Companies and into the bank account designated by the Company, the sale price for the relevant shares and the accompanying fees as prescribed in Article 26.
CHAPTER VII. SPECIAL CASE FOR SPECIAL ACCOUNTS

Article 23.	(Special Case for Special Accounts)
Matters relating to special accounts, including the verification of the identity of any shareholder who has opened a special account, shall be administered in accordance with the provisions set forth by JASDEC and the provisions set forth by the institution managing such special account.
CHAPTER VIII. REQUEST FOR GENERAL SHAREHOLDERS NOTIFICATION AND REQUEST FOR INFORMATION

Article 24.	(Request for General Shareholders Notification)
In any of the following cases, the Company may request JASDEC the general shareholders notification set forth in Article 151, Paragraph 8 of the Transfer Act:
(1)	When the Company is required to provide notice to its shareholders pursuant to laws and regulations, the listing rules of relevant stock exchanges, articles of incorporation or any other rules of the Company (the “Laws and Regulations”).

(2)	When the Company is required to publicize information concerning its shareholders, or provide such information to public agencies or relevant stock exchanges, pursuant to the Laws and Regulations.

(3)	When such notice is necessary to implement shareholder special benefit plans or any other acts for the common benefit of the shareholders.

(4)	When such notice is necessary in order to avoid the occurrence of conditions that may cause damage to the Company or its shareholders, such as the delisting of the Company’s shares or the cancellation of its business license.

(5)	In addition to the each of the preceding items, when it is necessary to confirm the number of shareholders and the status of their distribution.

Article 25.	(Request for Information)
In any of the following cases, the Company may request JASDEC or the relevant account management institution to provide information regarding the shares of the Company which are recorded in the transfer accounts of its shareholders (the “Request for Information”), as set forth in Article 277 of the Transfer Act:
(1)	When there is consent from shareholders with respect to the Request for Information.

(2)	When it is necessary to verify the identity of a shareholder.

(3)	When it is necessary to verify if a shareholder fulfills the requirements with respect to the exercise of shareholders’ rights.

(4)	When the Company is required to publicize information concerning its shareholders, or provide such information to public agencies or relevant stock exchanges, pursuant to the Laws and Regulations.

(5)	When it is necessary to avoid the occurrence of conditions that may cause damage to the Company or its shareholders, such as the delisting of the Company’s shares or the cancellation of its business license.

(6)	When it is necessary to confirm the shareholdings status of the Company’s shares by its shareholders.
CHAPTER IX. FEES

Article 26.	(Fees)
When a shareholder requests that the Company purchase those shares constituting less than one unit which he or she holds pursuant to Article 13, or makes a Request for Sale in respect of shares constituting less than one unit which are held by the Company pursuant to Article 17, the shareholder shall pay the fees relating to such requests as provided in the “List of Fees” attached.

     [List of Fees]

The fees set forth in Article 26 of the Share Handling Regulations shall be determined by (i) calculating the relevant amount with respect to one unit of shares in accordance with the formula below, and (ii) multiplying such amount by the number of shares constituting less than one unit which are purchased or sold. Consumption tax relating to such amount shall be collected separately.

(Formula)	Among those total amounts calculated by multiplying the purchase price (set forth in Article 14) or the sale price (set forth in Article 21) by the number of shares constituting one unit:

	Per amount which is not more than ¥1 million	: 1.150%

	Per amount which is more than ¥1 million but not more than ¥5 million	: 0.900%

	Per amount which is more than ¥5 million but not more than ¥10 million	: 0.700%

	Per amount which is more than ¥10 million but not more than ¥30 million	: 0.575%

	Per amount which is more than ¥30 million but not more than ¥50 million	: 0.375%

(Amounts less than ¥1 shall be rounded down.)

Provided, however, that if the amount calculated with respect to the number of shares constituting one unit is less than ¥2,500, such amount shall be ¥2,500.